            Consent of Independent Registered Public Accounting Firm

     We have issued our report dated August 23, 2004 on the statement of condition and related securities portfolio of Van Kampen Unit Trusts, Series 450 as of August 23, 2004, and for the period then ended, contained in Post-Effective Amendment No. 1 to the Registration Statement on Form S-6 and Prospectus.

     We consent to the use of our report in the Post-Effective Amendment to the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters--Independent Registered Public Accounting Firm".

                                                              Grant Thornton LLP

Chicago, Illinois
August 25, 2004